Exhibit 2

312/04-jmd

FOR IMMEDIATE RELEASE

DRD ANNOUNCES TAKEOVER OFFER FOR EMPEROR MINES LTD

Johannesburg, South Africa – 8 March 2004 – Durban Roodepoort Deep, Limited (JSE:DUR; NASDAQ:DROOY; ASX:DRD) is pleased to announce its intention to merge with Emperor Mines Limited (ASX: EMP). The proposal follows weekend discussions between the two parties. The merger will be implemented by DRD making a scrip takeover offer at a premium for all the shares it does not own in Emperor.  DRD currently holds 19.78% of Emperor.

Under the merger, DRD will offer one DRD share for every five Emperor shares on the terms and conditions set out in Appendix A (attached).  Based on the closing prices of DRD and Emperor on Friday, 5 March, the offer represents a 32% premium for Emperor shareholders and values Emperor at A$105 million (US$79.7 million), including
A$6 million (US$4.5 million) net debt.

If accepted, the offer will allow Emperor shareholders to become part of a A$1.1 billion (US$ 834 million), international gold company with:

•                  eight mines with reserves of 18 million ounces and more than 1 million ounces of annual gold production, including 385,000 ounces from Australasia;

•                  gold production from three countries (South Africa, Papua New Guinea [PNG] and Fiji) with a diversified risk profile;

•                  highly liquid shares with a broad international shareholder base and annual turnover in excess of 500% of issued capital;

•                  significant leverage to the gold price;

•                  an international growth strategy that includes the recent US$73 million acquisition of an interest in the Porgera Gold Mine in PNG; and

•                  a solid financial base with which to fund its continuing growth strategy.

Commenting on the transaction, DRD Chief Executive Officer Ian Murray said: “This merger will complete the establishment of a sustainable Australasian base with gold production from Tolukuma and Porgera in PNG and Emperor’s Vatukoula mine in Fiji. These operations offer consistent production, geographical diversification and positive cash flow.”

He added that DRD was committed to Phase 2 of the Vatukoula expansion programme.

“The combination of Emperor’s management experience at the mine with DRD’s advanced narrow vein, deep level mining skills will assist the further development of Vatukoula.”

(Full details of the offer will be contained in the Bidder’s Statement that will be sent to shareholders early in April 2004)

Queries:

In relation to the merger:

DRD Ian Murray Chief Executive Officer, 0424 244 195 (within Australia) or +61 424 244 195 (from overseas)	CIBC World Markets (financial adviser) Neil Johnson Managing Director CIBC World Markets +61 2 9275 1301 (office)

South Africa	Australasia

Investor and Media Relations	Investor and Media Relations
Ilja Graulich, Durban Roodepoort Deep, Limited	Paul Downie, Porter Novelli
+27 11 381 7826 (office)	+61 893 861 233 (office)
+27 83 604 0820 (mobile)	+61 414 947 129 (mobile)

James Duncan, Russell & Associates
+27 11 880 3924 (office)
+27 82 892 8052 (mobile)

North America	United Kingdom/Europe

Investor Relations	Investor and Media Relations
Susan Borinelli, Breakstone & Ruth International	Phil Dexter, St James’s Corporate

+1 646-536-7018 (office)	+44 20 7499 3916 (office)
+1 917-570-8421 (mobile)	+44 779 863 4398

Media Relations
Jessica Anderson, Breakstone & Ruth International

+1 646-536-7002 (office)
+1 347-423-5859 (mobile)

DRD is the world’s 9th largest gold producer, with mines in South Africa as well as Australasia, a key target for growth.  The company has a track record of success in extending the lives of older mines safely and profitably.  For fiscal year 2003, DRD produced 870 000 ounces of gold, up from under 100 000 ounces a year in 1987, when current operations were amalgamated.

DRD has primary listings on the Johannesburg (JSE:DRD) and Australian (ASX:DRD) stock exchanges and secondary listings on NASDAQ (DROOY), the London Stock Exchange and the Paris and Brussels Bourses.  Its shares are also traded on the regulated unofficial market of the Frankfurt Stock Exchange and the Berlin OTC Market.

For more information, please visit www.drd.co.za or www.durbans.com

Some of the information in this media release may contain projections or other forward looking statements regarding future events or other future financial performance. We wish to caution you that these statements are only projections and those actual events or results may differ materially. In reviewing, please refer to the documents that we file from time to time with the SEC, specifically to our annual report on Form 20-F. These documents contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward looking statements, including such risks as difficulties in being a marginal producer of gold, changes and reliability of ore reserve estimates, gold price volatility, currency fluctuations, problems in the integration of operations, exploration and mining risks and a variety of risks described in our annual report on Form 20-F. We undertake no obligation to publicly release results of any of these forward looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results.

Cautionary note to US investors: the United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use the term “resources” (which includes “measured”, “indicated”, and “inferred”) in our media releases, which the SEC guidelines strictly prohibit us from including in our filing with the SEC. US investors are urged to consider closely the disclosure in our Form 20-F, File No. 0-28800, available from us at 45 Empire Road, Parktown, Johannesburg, 2193, South Africa. You can also obtain this form from the SEC website at http://www.sec.gov/edgar.shtml

This press release does not constitute an offer to sell or solicitation of an offer to purchase any of the DRD securities described herein, which offer or solicitation shall be made only pursuant to the offer contained in the Bidders Statement. The offer of DRD securities described herein will be made within the United States pursuant to applicable exemptions from the registration requirements of the United States securities laws. The DRD shares issued under this offer have not been registered under the US Securities Act and may not be offered or sold within the United States or to US persons unless they are registered under the US Securities Act or an exemption from the registration requirements under that Act is available.

APPENDIX A

Offer

The offer is one DRD share (in the form of DRD CHESS Depository Interests to be listed on ASX) for every five Emperor shares held.

Any Emperor shareholder who becomes entitled to a fraction of a DRD share will have their DRD share entitlement rounded down to the nearest whole number of shares.

The offer is for all Emperor shares not already held by DRD or its related corporations (including any shares issued upon exercise of existing options).

Summary of key conditions

DRD’s offer for Emperor is conditional on:

•                  DRD obtaining a relevant interest in at least 90% of Emperor;

•                  all necessary regulatory consents and approvals;

•                  ANZ Bank undertaking to waive any defaults by the Emperor group of companies under Emperor’s existing debt facility and of any defaults arising as a result of the offer;

•                  no material adverse change in the business, financial or trading position or condition, assets liabilities or profitability or prospects of the Emperor group of companies (including material adverse changes in Emperor’s hedging practices or the regulation of Fijian mineral rights and permits);

•                  no material acquisitions, disposals or changes in Emperor’s business or material expenditure by the Emperor group of companies outside the ordinary course of business;

•                  no fall in the gold price to below South African Rand 78,000/kilogram (present value R85,000/kilogram);

•                  no regulatory action, order or decision (other than a determination by Australian Securities and Investments Commission or the Australian Takeovers Panel in exercise of powers conferred on these bodies under the Australian Corporations Act) which would, or threatens to, restrain, prohibit or impede the full and effectual implementation of the offer and its intentions in relation to Emperor;

•                  quotation of the DRD shares, in the form of DRD CHESS  Depository Interests, to be issued under the offer on the ASX;

•                  no prescribed occurrences under section 652C of the Australian Corporations Act.

The full text of these conditions will be set out in DRD’s Bidder’s Statement that will be provided to Emperor and sent to shareholders, in due course. DRD may, in its sole discretion, waive any or all of these conditions.